As filed with the Securities and Exchange Commission on December 3, 2003


                           Registration No. 333-__________

                       Securities and Exchange Commission
                             Washington, D.C. 20549
                                 ---------------

                                    FORM S-3

                             Registration Statement
                        Under the Securities Act of 1933

                                U.S. ENERGY CORP.
                                -----------------
             (Exact name of registrant as specified in its charter)

                                     Wyoming
                                     -------
         (State or other jurisdiction of incorporation or organization)

                                   83-0205516
                                   ----------
                      (I.R.S. Employer Identification No.)

         877 North 8th West, Riverton, Wyoming 82501; Tel. 307.856.9271
         --------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of issuer's principal executive offices)

                      Daniel P. Svilar, 877 North 8th West
                      Riverton, WY 82501; Tel. 307.856.9271
                      -------------------------------------
 (Name, address, including zip code, and telephone number of agent for service)

               Copies to:   Stephen E. Rounds, Esq.
                            The Law Office of Stephen E. Rounds
                            1544 York Street, Suite 110, Denver, CO 80206
                            Tel:  303.377.6997; Fax: 303.377.0231
                              ---------------
Approximate date of commencement and end of proposed sale to the public: From time to time after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

                                                                    Proposed
                                                  Proposed           Maximum
                                 Amount of         Maximum          Aggregate
Title of Each Class             Securities        Offering        Dollar Price           Amount
of Securities                to be Registered     Price Per     of Securities to           of
to be Registered              in the Offering     Security        be Registered           Fee
----------------              ---------------     --------        -------------      --------------

Common Stock                      202,593           $2.59         $      524,716      $    48.28
                               Shares (1)

Common Stock                       50,000           $5.00         $      250,000      $    23.00
                               Shares (2)

Common Stock                       75,000           $ (3)         $      343,750      $    31.63
                               Shares (3)

Common Stock                      496,875           $ (4)         $      637,500      $    58.65
                               Shares (4)

Common Stock                       22,500           $4.00         $       90,000      $     8.28
                               Shares (5)

Common Stock                       10,000           $2.00         $       20,000      $     1.84
                               Shares (6)

Common Stock                       12,500           $3.75         $       46,875      $     4.31
                               Shares (7)

Common Stock                       80,000           $4.30         $      344,000      $   39.64
                               Shares (8)

Common Stock                      155,430           $2.25         $      349,718      $    32.18
                               Shares (9)

Total No. of Securities
to be Registered                1,104,898                         $    2,606,559      $   239.81
                                   Shares


(1) These outstanding shares being registered for resale under this registration statement are held by seven individuals (Dale May, 1,913 shares; Tim and Betty Crotty, 10,000 shares; Robert Hockert, 12,500 shares; Mathew B. Murphy, 25,000 shares and James and Vida Ann Roebling, 24,260 shares); Sanders Morris Harris Inc. ("SMH"), a financial advisory firm (50,000 shares); a financial consulting firm (Riches In Resources, Inc., 7,920 shares); a second financial consulting firm (C.C.R.I. Corporation, 12,000 shares); Burg Simpson Eldredge Hersh Jardine PC, a law firm (59,000 shares).

(2) These shares being registered for resale under this registration statement are issuable on exercise of outstanding warrants held by SMH, exercisable at $5.00 per share.




2




(3) These shares being registered for resale under this registration statement are issuable upon exercise of outstanding warrants held by C.C.R.I. Corporation (on 25,000 shares exercisable at $3.75 per share, for 25,000 shares exercisable at $4.50 per share, for 25,000 shares exercisable at $5.50 per share).

(4) 450,000 of these shares are issuable on the future exchange of 199,999 shares of outstanding common stock of the registrant's majority-owned subsidiary Rocky Mountain Gas, Inc. (a private company), held by five investors, at an assumed exchange price of $1.00 per registrant share. The actual exchange prices will be determined on future exchange dates to be determined, at 77.5% of registrant's stock price for 133,333 of the RMG shares and 70% for 66,666 of the RMG shares. The balance of 46,875 shares are issuable on exercise of warrants held by the investors, at an exercise price of $4.00 per share.

(5) These shares being registered for resale under this registration statement are issuable upon exercise of outstanding warrants for 19,500 shares held by McKim & Company, LLC, a registered broker- dealer, and an individual (warrants on 3,000 shares, held by John Schlie, an employee of McKim & Company). These warrants were issued in partial compensation of services provided to the issuer in connection with a private placement of securities of RMG and the issuer (see note (4)). These warrants are exercisable at $4.00 per share.

(6) These shares being registered for resale under this registration statement are issuable upon exercise of outstanding warrants held by an individual (Frederick P. Lutz), exercisable at $2.00 per share.

(7) These shares being registered for resale under this registration statement are issuable upon exercise of outstanding warrants held by an individual (Jason Wayne Assad), exercisable at $3.75 per share for 12,500 shares.

(8) These shares being registered for resale under this registration statement are issuable upon exercise of two outstanding warrants to purchase a total of 80,000 shares; the warrants are held by two individuals (Murray Roark and Robert Craig, 40,000 shares each), exercisable at $4.30 per share.

(9) These shares being registered for resale under this registration statement are (a) 33,208 shares issuable on (a) conversion of interest (at an assumed 4% annual rate for purposes of calculating the registration fee) on $1,400,000 of principal outstanding on conversion of debt held by Caydal, LLC and Tsunami Partners L.P., at a conversion rate of 1 share for each $2.25 of interest; and (b) 122,222 shares issuable on conversion of the principal outstanding on the debt, at a conversion rate of 1 share for each $2.25 of principal, the 122,222 shares being the increased number of shares issuable on conversion of principal due to decrease in the conversion to the present rate from the original rate of $3.00. Resale of a total of 499,999 shares issuable on conversion of the original principal of the debt ($1,500,000) at a conversion rate of $3.00 has been registered previously (333-103692); no shares issuable on conversion of interest were registered for resale under that previous registration statement.


     Pursuant to rule 457(c), registration fee calculations for shares outstanding are estimated based on the $2.59 market value of the registrant's common stock (Nasdaq Small Cap price on December 2, 2003), which is within 5 business days prior to the initial filing of this statement.

     Pursuant to Rule 457(h)(1), the maximum proposed offerin price for shares underlying warrants currently outstanding is based on the exercise price of the warrants. The offering price (for purposes of fee calculation) for shares issuable on exchange conversion of subsidiary stock is at a low assumed price of $1.00 per share. The shares may be issued at a greater of lesser price (see note (4) above).

     The registration fee has been calculated by multiplying the proposed aggregate offering price times the fee rate of $0.000092.

     DELAYING AMENDMENT UNDER RULE 473(A): The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to section 8(a), may determine.

     The information in this prospectus is subject to completion or amendment. The securities covered by this prospectus cannot be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

                                U.S. ENERGY CORP.

                        1,104,898 SHARES OF COMMON STOCK

     This prospectus covers the offer and sale of up to 202,593 shares of common stock ($0.01 par value) by shareholders; up to 296,875 shares of common stock by holders of warrants and options on exercise of the warrants and options; up to 450,000 shares which may be issued on exchange of outstanding common stock in Rocky Mountain Gas, Inc. ("RMG"), a majority-owned subsidiary of USE) for common stock of USE; and up to 155,430 shares which may be issued on conversion of interest and principal on conversion of debt.

     In this prospectus, "selling shareholder" or "selling shareholders" refers to Caydal, LLC and five individuals who hold warrants to purchase stock in USE, all of whom also purchased stock in RMG which may be exchanged for stock in USE; an individual and four entities which hold outstanding stock in USE; twelve individuals and five entities which hold warrants or options to purchase stock in USE; and Caydal, LLC and Tsunami Partners L.P., which hold debt convertible to stock in USE. For information about the selling shareholders, and the transactions in which they acquired the various shares, options, warrants, and rights to exchange RMG stock for USE stock, see "Selling Shareholders."

     In this prospectus, and the information incorporated by reference, "we," "company," and "USE" refer to U.S. Energy Corp. (and its subsidiaries unless otherwise specifically stated).

     The selling shareholders may sell the shares from time to time in negotiated transactions, brokers' transactions or a combination of such methods of sale at market prices prevailing at the time of sale or at negotiated prices. Although we will receive proceeds if and to the extent the options and warrants are exercised, we will not receive any proceeds from sale of any of the shares offered by the selling shareholders. None of the options or warrants have been exercised at prospectus date.

     USE is traded ("USEG") on the Nasdaq Small Cap Market ($2.59 on December 2, 2003).

     AN INVESTMENT IN THE SHARES OFFERED BY THIS PROSPECTUS IS SPECULATIVE AND SUBJECT TO RISK OF LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 9 AND THE TABLE OF CONTENTS ON PAGE 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               THE DATE OF THIS PROSPECTUS IS DECEMBER ___, 2003.

                                TABLE OF CONTENTS

                                                                        Page No.
Summary Information

The Company....................................................................8

The Offering...................................................................9

Risk Factors .................................................................10

   Risk Factors Involving the Company.........................................10

      Lack of coalbed methane production
      and established reserves for the coalbed
      methane properties may slow down
      future exploration of these properties..................................10

      Continued low gas prices for Powder River
      Basin production may hurt our business..................................10

      We may have to begin to curtail
      operations if we don't raise
      more capital by December 2004...........................................10

      We are subject to certain kinds of risks
      which are unique to the minerals business...............................10

      Delays in obtaining permits for methane
      wells could impair our business.........................................11

      The company's poison pill could discourage
      some advantageous transactions..........................................11

      Compliance with environmental
      regulations may be costly...............................................11

      Commodity price fluctuations may be
      difficult to manage and could cause losses..............................12

      Future equity transactions, including exercise of
      options or warrants, could result in dilution...........................12

      Terms of  subsequent financings may
      adversely impact your investment........................................12

   Risk Factor Involving This Offering........................................13

   Representations About This Offering........................................13

Forward Looking Statements....................................................13

Description of Securities.....................................................14

Use of Proceeds...............................................................17

Selling Shareholders..........................................................17

Plan of Distribution..........................................................22

Disclosure of Commission Position on Indemnification..........................23

Where to Find More Information About Us.......................................24

Incorporation of Certain Information by Reference.............................24

Legal Matters.................................................................25

Experts.......................................................................25

                               SUMMARY INFORMATION

     The following summarizes all material information found elsewhere in this prospectus and the information incorporated into it by reference. This summary is qualified by the more detailed information in this prospectus and the information incorporated by reference.

THE COMPANY

     U.S. Energy Corp. is a Wyoming corporation, formed in 1966, in the business of acquiring, exploring, developing and/or selling or leasing mineral properties, and the mining and marketing of minerals. We now are engaged in the acquisition and exploration of coalbed methane gas properties, which is our primary business focus. The only activities of a significant and recurring nature are in coalbed methane, although from time to time we may drill conventional gas wells where we or third parties are the operators.

     We also hold mining properties, but these properties (uranium and a property in Sutter Creek, California we bought for gold exploration) are shut down. The most significant uranium properties are located on Sheep Mountain in Wyoming, and in southeast Utah. We also hold a royalty interest in claims on Green Mountain, Wyoming, now held by Kennecott Uranium Company (see below). Interests are held in other mineral properties (principally molybdenum), but are either non-operating interests or undeveloped claims. We know of no current plans for the molybdenum property to be put into production (this property is owned by Phelps Dodge). Small oil and gas operations in Montana are conducted as well. Our fiscal year ends December 31.

     The acquisition and exploration of coalbed methane properties is conducted through Rocky Mountain Gas, Inc. ("RMG"). We own, together with Crested Corp. ("Crested") 89.2% of RMG, a Wyoming corporation. Crested is a 70.5% majority-owned subsidiary of U. S. Energy Corp. (see below). Properties of RMG are held in southeastern Montana and northeastern and southwestern Wyoming. In April 2002, a lawsuit was filed challenging the validity of Bureau of Land Management leases in Montana. Approximately 38% (72,211 acres) of RMG's total gross acreage is leased from the BLM in Montana. See Item 3 (Legal Proceedings) in the Form 10-K for the seven months ended December 31, 2002. The status of this litigation will be updated in subsequent SEC filings.

     We don't know if anything of value will result from our activities in the coalbed methane area: Only a limited number of exploratory wells have been drilled, and there is not yet enough information from these wells to determine if they contain proved reserves; gas prices are lower in the Powder River Basin (our area of activity) than nationwide gas prices; permitting issues may delay further work; and more funding may be needed but not available.

     USE and Crested originally were independent companies, with two common affiliates (John L. Larsen and Max T. Evans, Mr. Evans is now deceased). In 1980, USE and Crested formed a joint venture, referred to as the USECC Joint Venture, to do business together (unless one or the other elected not to pursue an individual project). As a result of USE funding certain of Crested's obligations from time to time (due to Crested's lack of cash on hand), and later payment of debts by Crested issuing common stock to USE, Crested became a majority-owned subsidiary of USE in fiscal 1993.

     All of USE's and Crested's operations are in the United States. Principal executive offices for USE and Crested are located in the Glen L. Larsen building at 877 North 8th Street West, Riverton, Wyoming 82501, telephone 307.856.9271; fax 307.857.3050.

     Most of the company's (USE's) operations are conducted through subsidiaries, the USECC joint venture with Crested, and various jointly-owned subsidiaries of USE and Crested.

     Until September 11, 2000, USE, Crested and Kennecott Uranium Company ("Kennecott"), owned the Green Mountain Mining Venture ("GMMV"), which held a large uranium deposit and uranium mill in Wyoming. On September 11, 2000, USE and Crested settled litigation with Kennecott involving the GMMV by selling their interest in the GMMV and its properties back to Kennecott for $3.25 million and receiving a royalty interest in the uranium properties. Kennecott also assumed all reclamation obligations on the GMMV properties. Other principal uranium properties and a uranium mill in southeast Utah are held by Plateau Resources Ltd., a wholly-owned subsidiary of USE. The Utah uranium properties are shut down.

     The property held by Sutter Gold Mining Company ("SGMC"), a majority-owned subsidiary of USE, has been shut down so far as a prospective mining operation is concerned, because the historical price of gold was too low to raise the capital necessary to put the properties into production. Management is working on plans to start mining activities at Sutter when financing can be obtained.


                                  THE OFFERING

Securities Outstanding            12,670,097 shares of common stock, $0.01 par
                                  value.

Securities To Be Outstanding      13,572,402 shares of common stock, $0.01 par
                                  value, assuming the options and warrants on 296,875 shares held by the selling shareholders were exercised as of the date of this prospectus; the outstanding RMG stock is exchanged for 450,000 shares of USE; and 155,430 shares are issued on conversion of principal and interest on restructured debt (1 share for each $2.25 principal and interest).
                                  The actual number of USE shares issued in exchange for RMG stock will depend on the market price for USE stock at conversion dates. The number of shares issuable on conversion of principal and interest on the restructured debt does not include 466,667 shares issuable on conversion of the original debt (principal only, 1 share for each $3.00 principal), before a restructuring of the debt in October 2003 to extend maturity date, reduce the interest rate, and reduce the conversion price. Resale of the other 466,667 shares is covered by separate prospectus. See
                                  "Description of Securities - Warrants,
                                  Options, and Convertible Debt" and "Selling
                                  Shareholders."

Securities Offered                1,104,898 shares of common stock owned or to
                                  be owned by the selling shareholders.

Use of Proceeds                   We will not receive any proceeds from sale of
                                  shares by the selling shareholders, but we will receive up to $1,282,125 in proceeds from exercise of the warrants and options, if they are exercised, which will be used by the company for working capital.

Plan of Distribution              The offering is made by the selling
                                  shareholders named in this prospectus, to the extent they sell shares. Sales may be made in the open market or in private negotiated transactions, at fixed or negotiated prices.
                                  See "Plan of Distribution."

Risk Factors                      An investment is subject to risk. See "Risk
                                  Factors."

                                  RISK FACTORS

     An investment in our common stock is speculative in nature and involves a high degree of risk. RISK FACTORS You should carefully consider the following risks and the other information in this prospectus (including the information incorporated by reference) before investing.

RISK FACTORS INVOLVING THE COMPANY

     LACK OF COALBED METHANE PRODUCTION AND ESTABLISHED RESERVES FOR MOST OF THE COALBED METHANE PROPERTIES MAY SLOW DOWN FURTHER EXPLORATION OF THESE PROPERTIES. In June 2003, RMG transferred coalbed methane properties, including RMG's only coalbed methane producing wells (the Bobcat property) to Pinnacle Gas Resources, Inc.("Pinnacle") in exchange for an equity position in Pinnacle (see the Form 8-K Reports filed with the SEC on July 15 and July 21, 2003). We will not be receiving any more production revenues from these properties. As a result we have no properties in production. No reserves have been established for any of our properties, because we have not drilled and tested enough wells on the properties to determine if we have economic reserves of coalbed methane in place. For some properties, we will have to establish at least some reserve parameters before gas transmission companies will build gas lines to our properties, and construction of lines will depend also on then-current and projected market prices for gas. If we have the necessary capital, we may elect to build our own lines over to existing transmission lines near our properties in the Powder River Basin in Wyoming and Montana. We can't sell production until the lines and associated gathering lines and compression stations are constructed.

     Due to permitting delays in Montana, we may not realize production from these Montana properties until mid-2004, or later. Other Wyoming properties could be in production in 2004, but production might be delayed due to low market prices for gas. Low market prices could delay gas purchasers from building the necessary lines to move gas from our properties to the major gas transmission lines.

     These factors may make it difficult to raise the amount of capital needed to further explore the coalbed methane production potential in our properties in a rapid manner. Therefore, we may have to seek to raise capital. In the meantime, we have only limited working capital. See below.

     CONTINUED LOW GAS PRICES FOR POWDER RIVER BASIN PRODUCTION MAY HURT OUR BUSINESS. For the six months ended June 30, 2003, RMG received an average price of $3.90 per Million BTU (MMBtu) of gas produced from the Bobcat property, with prices ranging from $3.04 to $4.66 per MMBtu. The energy content of CBM in the Powder River Basin is close to one MMBtu per Mcf (from .96 to .98 MMBtu in 1.00
Mcf). The Bobcat property was transferred to Pinnacle Gas Resources, Inc. in late June. See the Form 8-K Reports filed July 15 and 21, 2003. These prices approximate what other producers in the area were receiving in the first six months of 2003, and represent a negative price differential of approximately 35% compared to the average price of approximately $6.00 per MMBtu received by producers nationwide.

     There is no guarantee that increased pipeline capacity planned or under construction will eliminate the negative price differential or even significantly reduce it.

     Nationwide gas prices were $5.291 per MMBtu at July 2003 compared to $3.278 in July 2002. However, a return of sustained low gas prices would impair our ability to raise capital for RMG and reduce revenues from production coming on line. See the discussion under the caption "Gathering and Transmission of CBM Gas" in the Form 10-K for the seven months ended December 31, 2002.

     WE MAY HAVE TO BEGIN TO CURTAIL OPERATIONS IF WE DON'T RAISE MORE CAPITAL BY DECEMBER 2004. At September 30, 2003, we had working capital of $2,500,000, and an accumulated deficit of $42,300,000. Our current level of operations, including general and administrative overhead, mineral operations (primarily holding costs for the uranium and gold properties), and costs to comply with lease and permitting obligations for the coalbed properties, are estimated to cost $1.0 million for the three months ending December 31, 2003. However, if we do not realize cash from liquidating assets, or other sources, or if RMG spends more money on exploration than will be covered by current arrangements, then under these circumstances additional equity financing may be necessary to sustain operations through the fourth quarter 2004. There are no current commitments for such future financing as may be necessary.

     Our strategy for RMG contemplates a total capital budget of up to $1.5 million through 2004 to continue exploring our coalbed methane properties. The cash requirements for our coalbed methane business are in addition to working capital requirements. Lack of production and established reserves may make it difficult to raise this amount of money in the near future. Therefore, we may have to seek to raise capital in smaller amounts over time, which efforts could well extend into calendar 2005. See the preceding risk factor.

     WE ARE SUBJECT TO CERTAIN KINDS OF RISK WHICH ARE UNIQUE TO THE MINERALS BUSINESS. The exploration for and production of minerals is highly speculative and involves risks different from and in some instances greater than risks encountered by companies in other industries. Many exploration programs do not result in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality. Also, the mere discovery of promising mineralization may not warrant production, because the minerals (including methane gas) may be difficult or impossible to extract (produce) on a profitable basis.

     Profitability of any mining and production we may conduct will involve a number of factors, including, but not limited to: The ability to obtain all required permits; costs of bringing the property into production; the construction of adequate production facilities; the availability and costs of financing; keeping ongoing costs of production at economic levels, and market prices for the metals or hydrocarbons to be produced staying above production costs. Our properties, or properties we might acquire in the future, may not contain deposits of minerals or coalbed methane gas that will be profitable to produce.

     In addition, all forms of mineral (and oil and gas and coalbed methane) exploration and production require permits to have been issued by various federal and state agencies. See below.

     DELAYS IN OBTAINING PERMITS FOR METHANE WELLS COULD IMPAIR OUR BUSINESS. Drilling and producing coalbed methane wells requires obtaining permits from various governmental agencies. The ease of obtaining the necessary permits depends on the type of mineral ownership and the state in which the property is located. Intermittent delays in the permitting process can reasonably be expected throughout the development of any property. For example, there is currently a temporary moratorium for drilling coalbed methane wells on fee and state lands in Montana. We may shift our exploration and development strategy as needed to accommodate the permitting process. As with all governmental permit processes, permits may not be issued in a timely fashion or in a form consistent with our plan of operations.

     THE COMPANY'S POISON PILL COULD DISCOURAGE SOME ADVANTAGEOUS TRANSACTIONS. We have adopted a shareholder rights plan, also known as a poison pill (see "Description of Securities"). The plan is designed to discourage a takeover of the company at an unfair low price. However, it is possible that the board of directors and the takeover acquiror would not agree on a higher price, in which case the takeover might be abandoned, even though the takeover price was at a significant premium to market prices. Therefore, as a result of the mere existence of the plan, shareholders would not receive the premium price.

     COMPLIANCE WITH ENVIRONMENTAL REGULATIONS MAY BE COSTLY. Our business (mostly coalbed methane) is intensely regulated by government agencies. Permits are required to drill and pump methane wells, explore for minerals, operate mines, build and operate processing plants, and handle and store waste. The regulations under which permits are issued change from time to time to reflect changes in public policy or scientific understanding of issues. If the economics of a project would not justify the changes, we might have to abandon the project.

     The company must comply with numerous environmental regulations on a continuous basis, to comply with the United States Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"). For example, water and dust discharged from mines and tailings from prior mining or milling operations must be monitored and contained and reports filed with federal, state and county regulatory authorities. Additional monitoring and reporting is required by the United States Nuclear Regulatory Commission for uranium mills even if not currently operating (like the company's uranium mill at Ticaboo, Utah). The Abandoned Mine Reclamation Act in Wyoming and similar laws in other states where we have properties impose reclamation obligations on abandoned mining properties, in addition to or in conjunction with federal statutes.

     Failure to comply with these regulations could result in substantial fines and environmental remediation orders. For information on the company's bonding requirements to date, see note K to the audited financial statements in the Form 10-K for the seven months ended December 31, 2002.

     COMMODITY PRICE FLUCTUATIONS MAY BE DIFFICULT TO MANAGE AND COULD CAUSE LOSSES. Gas, gold and uranium prices can be volatile. Sharp swings in market prices make budgeting and operations more difficult. Sustained lower prices can result in impairment of the financial value of the mineral property purchased as well as the facilities built to process the material (such as mills or gas compression stations). Hedging activities, if available for the commodity, can protect against price swings but may result in locking a company into a lower than market price over time.

     FUTURE EQUITY TRANSACTIONS, INCLUDING EXERCISE OF OPTIONS OR WARRANTS, COULD RESULT IN DILUTION. From time to time, the company sells restricted stock and warrants, and convertible debt, to investors in private placements conducted by broker-dealers, or in negotiated transactions. Because the stock is restricted, the stock is sold at a greater discount to market prices compared to a public stock offering, and the exercise price of the warrants sometimes is at or even lower than market prices. These transactions cause dilution to existing shareholders. Also, from time to time, options are issued to employees and third parties, with exercise prices equal to market. Exercise of in-the-money options and warrants will result in dilution to existing shareholders; the amount of dilution will depend on the spread between market and exercise price, and the number of shares involved. The company will continue to grant options to employees with exercise prices equal to market price at the grant date, and in the future may sell restricted stock and warrants, all of which may result in dilution to existing shareholders.

     For example, five of the selling shareholders have the right to convert their investment in RMG stock into shares of USE stock, and sell the USE stock pursuant to this prospectus. The conversion price is 77.5% of market price, but not more than $5.00 per share. And, except for warrants on 75,000 shares (warrants on 50,000 shares held by Sanders Morris Harris Inc. at $5.00 per share, and warrants on 25,000 shares held by C.C.R.I. Corporation at $5.50 per share), all of the options and warrants held by selling shareholders are exercisable for less than $5.00 per share. For further information, see "Selling Shareholders." To a greater or lesser extent depending on market price at the time, these conversions and/or exercises of derivative securities could result in dilution to current shareholders.

     TERMS OF SUBSEQUENT FINANCINGS MAY ADVERSELY IMPACT YOUR INVESTMENT. We may have to raise equity, debt or preferred stock financing in the future. Your rights and the value of your investment in the common stock could be reduced. For example, if we have to issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common stock. In addition, if we need to raise more equity capital from sale of common stock, institutional or other investors may negotiate terms at least and possibly more favorable than the terms of this offering. Shares of common stock which we sell could be sold into the market, which could adversely affect market price. See "Risk Factor Involving This Offering" below.

RISK FACTOR INVOLVING THIS OFFERING

     REGISTRATION FOR RESALE OF ADDITIONAL SHARES MAY DEPRESS MARKET PRICES. From time to time, we have funded operations by selling restricted securities of subsidiary companies for their operations, then later reacquired those securities by exchange for shares and warrants of USE. For example, in January 2002, we issued 1,423,460 restricted shares of common stock in exchange for restricted shares of Rocky Mountain Gas, Inc. and in conversion of preferred stock of USE, for which the exchanging shareholders, and the holder of the preferred stock, originally had invested $5,309,000. The shares of common stock of USE were issued based on the market price of $3.92 per share on December 5, 2001, and the original investment amount for RMG and preferred stock, plus $270,959 of interest owed three of the investors. Resale of these restricted securities is covered by a registration statement on Form S-3, declared effective by the SEC on April 4, 2003 (SEC file number 333-103692).

     From time to time, we may sell more restricted shares in RMG (convertible into company shares), or sell restricted shares in the company, to raise capital. Registration for resale of such additional shares of the company could adversely affect market prices for investors who buy shares in this offering.

                       REPRESENTATIONS ABOUT THIS OFFERING

     We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell nor does it seek an offer to buy the shares in any jurisdiction where this offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus (or any supplement), regardless of when it is delivered or when any shares are sold.

                           FORWARD LOOKING STATEMENTS

     We make statements in this prospectus which are considered to be "forward looking" statements. All statements (other than statements of historical fact) about financial and business strategy and the performance objectives of management are forward-looking statements. These forward-looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to them. These statements involve risks that are both known and unknown, including unexpected economic and market factors, failure to accurately forecast operating and capital expenditures and capital needs (due to rising costs and/or different drilling and production conditions in the field), changes in timing or conditions for getting regulatory approvals to drill coalbed methane wells where needed, and other business factors. The use of the words "anticipate," "believe," "estimate," "expect," "may," "will," "should," "continue," "intend" and similar words or phrases, are intended by us to identify forward-looking statements (also known as "cautionary statements" because you should be cautious in evaluating such statements in the context of all the information in this prospectus and the information incorporated by reference into this prospectus). These statements reflect our current views with respect to future events. They are subject to the realization in fact of assumptions, but what we now think will happen, may turn out much different, and our assumptions may prove to have been inaccurate or incomplete.

     The investment risks discussed under "Risk Factors" specifically address all of the material risk factors that may influence future operating results and financial performance. Those investment risks are not "boiler plate" but are intended to tell you about the uncertainties and risks inherent in our business at the present time which you need to evaluate before making your investment decision.

     In addition, you should note that this prospectus incorporates information about the company which has been, and in the future will be, contained in reports filed with the SEC. See "Incorporation of Certain Information by Reference." Those reports will identify forward looking statements and specify the risks to which those forward looking statements are subject. You should read the reports carefully.

                            DESCRIPTION OF SECURITIES

     COMMON STOCK. We are authorized by our articles of incorporation to issue an unlimited number of shares of common stock, $0.01 par value, and 100,000 shares of preferred stock, $0.01 par value.

     Shares of common stock may be issued for such consideration and on such terms as determined by the board of directors, without shareholder approval. Holders are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefore. There are no restrictions on payment of cash dividends. Cash dividends have not been declared on the common stock, although a 1 for 10 stock dividend was declared in November 1990. It is anticipated that future earnings would be reinvested into operations and not declared as dividends on the common stock. All holders of shares of common stock have equal voting rights, and the shares of common stock sold in this offering will have the same rights. Holders of shares of common stock are entitled to one vote per share on all matters upon which such holders are entitled to vote, and further have the right to cumulate their votes in elections of directors. Cumulation means multiplying the number of shares held, by the number of nominees to the board of directors, then voting the product among the nominees as desired. Directors are elected by a plurality of the votes cast.

     Shares of common stock sold in this offering are fully-paid and nonassessable shares of U.S. Energy Corp.

     Pursuant to our articles of incorporation and as permitted by Wyoming law, shares of common stock held by our subsidiaries may be voted by such subsidiaries as determined by the board of directors of each, in elections of directors and other matters brought before shareholders.

     In September 2001, the company adopted a shareholder rights plan ("poison pill") and filed the plan with the Securities and Exchange Commission as an exhibit to Form 8-A. The following three paragraphs briefly state principal features of the plan, which are qualified by reference to the complete plan, which is incorporated by reference into this prospectus.

     Under the plan, the holder of each share of common stock has the right to purchase (when the rights become exercisable) from the company one-one thousandth (1/1,000th) of one (1) share of Series P preferred stock at a price of $200.00 for each one-one thousandth (1/1,000th) share of such preferred stock. The purpose of the plan is to deter an unfairly low priced hostile takeover of the company, by encouraging a hostile party to negotiate a fair offer with the board of directors and thus eliminate the poison pill.

     The rights trade with the common stock and aren't separable therefrom; no separate certificate for the rights is issued unless and until there is a hostile takeover attempted, after which time separate and tradable rights certificates would be issued.

     The rights are not exercisable and never can be unless and until a hostile (not negotiated with the board) takeover of the company is initiated with the objective of acquiring 15% of the company's voting stock. If before the takeover is launched the hostile party comes to agreement with the board of directors about price and terms and makes a "qualified offer" to buy the stock of the company, then the board of directors may redeem (buy back) the rights for $0.01 each. But, if such a "qualified offer" isn't agreed upon, then the rights are exercisable for preferred stock, which in turn would enable the holder to convert the preferred stock into voting common stock of the company at a price equal to one-half the market price.

     PREFERRED STOCK. Shares of preferred stock may be issued by the board of directors with such dividend, liquidation, voting and conversion features as may be determined by the board of directors without shareholder approval. In June 2000, we established a Series A Convertible Preferred Stock, for which 1,000 shares of preferred stock were reserved for sale at $10,000 per share and 200 shares were issued and outstanding at November 30, 2001. In January 2002, we converted the 200 outstanding shares of Series A stock by issuing 513,140 shares of restricted common stock to the holder, based on $2,000,000 invested plus $11,507 of interest (annual rate of 7.5%) which accrued in December 2001 (previous interest had been paid in cash), divided by $3.92 (market price for USE stock on December 5, 2001).

     WARRANTS, OPTIONS, AND CONVERTIBLE DEBT. As of the date of this prospectus, warrants and options (to persons or entities other than employees, officers or directors of the company) are issued and outstanding to purchase a total of 744,224 shares of common stock, and $1,400,000 of outstanding principal, plus interest, on two loans is convertible to 653,945 shares (resale of 466,666 shares are covered by separate prospectus, and resale of the balance of 155,430 shares is covered by this prospectus). Resales of 296,875 shares underlying warrants and options are covered by this prospectus (see "Selling Shareholders"). Resales of 447,349 shares underlying other warrants and options are covered by separate prospectuses.

     o Options to purchase 18,000 shares at $3.00 held by Robert A. Nicholas, issued February 3, 2003 and expiring February 2, 2004, issued as partial payment for legal services. Resale of shares acquired on exercise of these options is covered by a separate resale prospectus.

     o Options issued February 8, 1999 to purchase 75,000 shares at $2.25 per share (expiring February 8, 2004), are held by former consultant Michael Baybak. Resale of the shares acquired on exercise of these options is not covered by a resale prospectus, and the company does not intend to file a registration statement for resale of these shares.


     o Warrants to purchase 120,000 shares at $3.00 held by Caydal, LLC, issued on May 30, 2002 and expiring May 30, 2006, issued in connection with a convertible loan to the company from Caydal. The current principal balance on this loan now is convertible to 400,000 shares (see below). A separate prospectus covers resale of shares acquired on exercise of the warrants, and 300,000 of the shares issuable on conversion of the principal of the loan. Additional shares now are issuable due to debt restructuring, see the next paragraph.

     This prospectus covers a total of 88,014 additional shares now issuable and issuable in the future, to Caydal on conversion of principal (due to a reduced conversion price), and interest on principal, as follows: The original 2002 transaction with Caydal provided for conversion of the original principal amount of the loan ($1,000,000), but not interest, to shares at a conversion rate of 1 share for each $3.00 of principal. Prior to the date of this prospectus, Caydal converted $100,000 of the principal to 33,333 shares. On October 28, 2003, the company and Caydal amended the loan to (i) reduce the interest rate, starting September 1, 2003, from the original 8% annual rate, to be equal to the Federal Short Term Rate for annual compounding (the "Federal Short Term Rate" as defined in section 1274(d) of the Internal Revenue Code), as that rate changes from time to time; (ii) allow conversion of interest, as well as principal, to shares;
(iii) not require quarterly payment of interest with cash, but add accruing interest to principal; (iv) extend the maturity date for the loan to December 31, 2004; (v) reduce the conversion rate for principal to (and establish the conversion rate for interest at) 1 share for each $2.25 of principal and interest; and (vi) provide for mandatory conversion of principal and accrued interest outstanding at maturity to shares at the same conversion rate of 1 share for each $2.25 of principal and interest. Optional conversion of principal and accrued interest prior to maturity is permitted. Also, in connection with the restructuring of debt, the expiration date of the warrants issued to Caydal was extended 12 months (from the original May 30, 2005 to the new date of May 30, 2006). The debt transaction with Tsunami Partners L.P. also was restructured on October 28, 2003 (see below), on the same terms as Caydal's debt.

     o Warrants to purchase 60,000 shares at $3.00 held by Tsunami Partners, L.P., issued on November 19, 2002 and expiring November 19, 2006, issued in connection with a $500,000 convertible loan to the company from Tsunami, L.P. The principal amount of this loan now is convertible to 222,222 shares. A separate prospectus covers resale of shares acquired on exercise of the warrants and 166,667 shares issuable on conversion of the principal of the loan is covered by a separate resale prospectus.

     This prospectus covers a total of 67,416 additional shares now issuable and issuable in the future, to Tsunami on conversion of principal (due to a reduced conversion price), and interest on principal, as follows: The original 2002 transaction with Tsunami provided for conversion of the original principal amount of the loan ($500,000), but not interest, to shares at a conversion rate of 1 share for each $3.00 of principal. On October 28, 2003, the company and Tsunami amended the loan to (i) reduce the interest rate, starting September 1, 2003, from the original 8% annual rate, to be equal to the Federal Short Term Rate for annual compounding (the "Federal Short Term Rate" as defined in section 1274(d) of the Internal Revenue Code), as that rate changes from time to time;
(ii) allow conversion of interest, as well as principal, to shares; (iii) not require quarterly payment of interest with cash, but add accruing interest to principal; (iv) extend the maturity date for the loan to December 31, 2004; (v) reduce the conversion rate for principal to (and establish the conversion rate for interest at) 1 share for each $2.25 of principal and interest; and (vi) provide for mandatory conversion of principal and accrued interest outstanding at maturity to shares at the same conversion rate of 1 share for $2.25 of principal and interest. Optional conversion of principal and accrued interest prior to maturity is permitted. Also, in connection with the restructuring of debt, the expiration date of the warrants issued to Tsunami was extended 12 months (from the original May 30, 2005 to the new date of May 30, 2006).

     o Warrants to purchase 56,383 shares at $4.00 per share, held by 16 investors who purchased shares and warrants in private transactions with the company in February and March, 2002. These warrants were issued in February and April 2002, and will expire two years after issuance. Resale of the shares acquired on exercise of these options is covered by a separate resale prospectus.

     o Warrants to purchase 14,799 shares at $3.00 held by 32 persons who own equity interests in McKim & Company, LLC (formerly VentureRound Group), a licensed broker-dealer, which served as financial advisor in connection with the Tsunami loan transaction. The warrants were issued as of November 19, 2002, expiring on November 19, 2005. Resale of shares acquired on exercise of these warrants is covered by a separate resale prospectus.

     o Warrants to purchase 29,559 shares at $3.00 held by 29 persons who own equity interests in McKim & Company, which served as financial advisor in connection with the Caydal loan transaction. The warrants were issued as of May 30, 2002, expiring on May 30, 2005. Resale of shares acquired on exercise of these warrants is covered by a separate resale prospectus.

     o Warrants to purchase 27,813 shares at $4.00 held by 34 persons who own equity interests in McKim & Company, issued as of March 25, 2002, expiring on March 25, 2004. McKim & Company served as the financial advisor to the company in connection with the private transactions in February and March 2002. Resale of shares acquired on exercise of these warrants is covered by a separate resale prospectus.

     o Warrants to purchase 35,966 shares at $3.75 held by 7 persons who own equity interests in McKim & Company, which served as the financial advisor to the company in connection with the private transactions from June to October 2001 (see above). These warrants were issued as partial compensation for services provided to the company by persons who own equity interests in McKim & Company, which services were provided by licensed brokers. These warrants were issued as of October 18, 2001 and expire October 18, 2006. Resale of shares acquired on exercise of these warrants is covered by a separate resale prospectus.

     o Warrants to purchase 9,829 shares at $3.75 held by 21 persons who own equity interests in McKim & Company. These warrants were issued for financial consulting services provided by persons who own equity interests in McKim & Company. The services were provided by licensed brokers. These warrants were issued as of November 2, 2001 and expire November 2, 2006. Resale of shares acquired on exercise of these warrants is covered by a separate resale prospectus.

     OPTIONS. USE has granted options to employees, officers and directors to purchase shares at exercise prices from $2.00 to $3.90 per share. At November 3, 2003, a total of 3,233,985 shares may be issued upon exercise of these options. These options expire at various times from 2008 to 2012.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling shareholders pursuant to this prospectus, but we will receive up to $1,282,125 in proceeds from the exercise of the options and warrants, if they exercise all the options and warrants, (pursuant to which the shares underlying such options and warrants will be sold pursuant to this prospectus), which will be used by the company for working capital.

                              SELLING SHAREHOLDERS

     This prospectus covers the offer and sale by the selling shareholders of up to 1,104,898 shares of common stock ($0.01 par value) owned or to be owned on exercise of options and warrants by the selling shareholders, on conversion of RMG stock, and conversion of debt. The footnotes to the table below give information about shares issuable on exercise of the options and warrants by the selling shareholders. All shares issued (and all shares issuable on exercise of options and warrants, and conversion of RMG stock) are (and will be) restricted securities as that term is defined in rule 144 of the Securities and Exchange Commission under the Securities Act of 1933, and will remain restricted unless and until such shares are sold pursuant to this prospectus, or otherwise are sold in compliance with rule 144 or the restriction removed in accordance with rule 144(k).

     None of the selling shareholders are affiliates of the company or any subsidiary of the company.

     The shares covered by this prospectus, and the transactions in which the selling shareholders acquired their shares (or options or warrants), are summarized below:

  o 1,913 shares were issued to Dale May and his wife Jeanne May in March 2002, in exchange for 2,500 RMG shares which were issued to Mr. May in January 2002 as a finder's fee for his introduction to RMG of several investors. Mr. May has represented to the company that he is not a securities 'dealer' as that term is defined in the Securities Act of 1933.

  o 50,000 shares, and warrants to purchas an additional 50,000 shares (exercisable at $5.00 per share, expiring June 30, 2006), were issued to Sanders Morris Harris Inc. ("SMH"), a financial advisory firm, in partial payment of SMH's services provided to RMG in connection with RMG's transfer of certain coalbed methane properties to Pinnacle Gas Resources, Inc. See "Incorporation of Certain Information by Reference" (Form 8-K filed July 15, 2003).

  o 7,920 shares were issued to Riches In Resources, Inc., a financial consulting firm, for services to the company provided from November 15, 2002 through July 15, 2002. Up to another 7,080 shares may be issued for services during the remaining term of the agreement (through May 15, 2004) with this consultant. This consulting agreement was entered into on May 30, 2003.

  o 12,000 shares were issued to C.C.R.I. Corporation, a financial consulting firm, under an agreement entered into May 30, 2003, for services to the company provided through July, 2003. Another 12,000 shares were issued for services provided for the months of July, August and September 2003, but resale of these additional 12,000 shares is not covered by this prospectus. Pursuant to the same agreement, the company issued to C.C.R.I. warrants to purchase 75,000 shares, 25,000 exercisable at $3.75 per share, 25,000 shares exercisable at $4.50 per share and 25,000 shares exercisable at $5.50 per share; and issued to an individual (Jason Wayne Assad) associated with C.C.R.I. a warrant to purchase 12,500 shares, exercisable at $3.75 per share. All of these warrants expire March 16, 2006.

  o 59,000 shares were issued to Burg Simpson Eldredge Hersh Jardine PC, a law firm representing the company in litigation, in partial payment of legal services provided to the company. 25,000 of these shares were issued in May and July 2002, and 34,000 shares were issued in July 2003.

  o 10,000 shares were issued to Tim and Beth Crotty in June of 2003 as settlement of a lease obligation relating to a property owned by the Company's subsidiary, Sutter Gold Mining Company.

  o 12,500 shares were issued to Robert Hockert and 25,000 shares to Mathew B. Murphy in May of 2002 as partial payment of producing coalbed methane properties.

  o 24,260 shares were issued to James and Vida Roebling as payment for a coalbed methane lease. These shares were issued in December of 2001 and January 2002.

  o In 2002, the company borrowed $1,000,000 from Caydal, LLC and $500,000 from Tsunami Partners L.P.; $900,000 presently is outstanding on the debt to Caydal. The principal amount of the debt, and accruing interest, is convertible into shares of the company, at the rate of 1 share for each $2.25 of principal and interest. See "Description of Securities - Warrants, Options, and Convertible Debt." Resale of a total of up to 155,430 shares which will be issued to Caydal and Tsunami on conversion of the debt is covered by this prospectus. Fewer shares may be issued on conversion of interest if the rate paid is less than the assumed annual rate of 4%. Resale of the balance of 466,667 shares which may be issued on conversion of the debt is covered by separate prospectus.

  o In June and July 2003, Caydal, LLC and five individuals invested $750,000 in RMG for 333,333 shares of RMG stock (at $2.25 per share); warrants on 62,500 RMG shares at $3.00 per share, exercisable until June 3, 2006; and warrants on 46,875 shares of the company at $4.00 per share, exercisable until June 3, 2006. Under the terms of the original transaction, each share of RMG stock was convertible into that number of shares of the company obtained by dividing (i) $2.25 (subject to anti-dilution adjustments) by
     (ii) 85% of the then-current market price of the company's shares, provided that (a) the conversion price cannot exceed $5.00, and (b) the exchange rights expire 20 business days after the company's stock price exceeds $7.50 for 20 consecutive trading days.

     On October 28, 2003, Caydal and one individual (James McCaughey) accepted the company's and RMG's offer, made to all of the 2003 investors in RMG, to restructure the transaction by (i) refunding 50% of the investment (Caydal was refunded $250,000 and Mr. McCaughey was refunded $50,000), and reducing the conversion rate for their remaining total of 133,333 RMG shares down to 77.5%. The other four individuals elected to remain fully invested, for which election the company and RMG reduced the conversion rate for their remaining total of 66,666 RMG shares down to 70%.

     For example, if the company's stock price was $5.00 on conversion date, the conversion price for Caydal's and Mr. McCaughey's shares would be $3.875, resulting in the issue to them of a total of 77,420 shares of the company. The conversion price for the other investors would be $3.50, resulting in the issue to them of a total of 42,857 shares of the company. Note that this prospectus covers the resale of up to 450,000 shares of the company on conversion of RMG shares, which is the number of the company's shares which would be issued if the company's stock price was $1.29 on conversion date (i.e., using an assumed conversion price of $1.00 per share). The actual number of the company's shares issued will depend on market price at conversion dates. The RMG shares issuable on exercise of the RMG warrants are not entitled to conversion into USE shares.

  o In partial compensation for services provided by McKim & Company, LLC (a registered broker- dealer, formerly named VentureRound Group) to RMG and USE in connection with the investments in RMG, USE issued to McKim & Company warrants to purchase 19,500 shares of USE common stock, exercisable at $4.00 per share. The warrants expire June 6, 2006. Warrants to purchase an additional 3,000 shares, on the same terms, were issued to John Schlie, an employee of McKim & Company.

  o Warrants to purchase 10,000 shares wer issued to Frederick P. Lutz in partial compensation for consulting services he provided to the company from August 1, 2002 to January 1, 2003. The warrants are exercisable at $2.00 per share, and expire August 1, 2005.

  o Two options to purchase a total of 80,000 shares were issued to two individuals (Murray Roark and Robert Craig, 40,000 shares each), exercisable at $4.30 per share and expiring July 31, 2006. These options were issued to compensate Mr. Roark and Mr. Craig as finders for their introducing RMG to Carrizo Oil & Gas, Inc. in early July 2001. Mr. Roark and Mr. Craig are licensed securities brokers. Since July 2001, RMG has had an agreement with a subsidiary of Carrizo for the acquisition and exploration of coalbed methane properties in Wyoming and Montana.

     The selling shareholders may offer their shares for sale on a continuous basis pursuant to rule 415 under the 1933 Act.

     The following information has been provided to us by the selling shareholders. Except for Caydal, LLC and Tsunami Partners L.P., all numbers of shares, and percentage ownership, are stated on a pro forma basis as of November 3, 2003, assuming issuance of 296,875 shares upon exercise of all options and warrants listed above, issuance of 450,000 shares upon conversion of the RMG shares, and the conversion of debt and interest owed Caydal and Tsunami into 155,430 shares.

     The number of shares and percentage ownership for Caydal, LLC and Tsunami Partners L.P. are stated on a pro forma basis assuming conversion of all debt owed to them by the company and exercise of warrants on 180,000 shares held by them. There are 12,738,673 shares issued and outstanding as of November 3, 2003; on a pro forma basis (not including shares issuable on conversion of debt, or exercise of warrants on 180,000 shares, held by Caydal and Tsunami), there are 13,572,402 shares outstanding. Additional shares issuable on exercise of other options and warrants held by persons who are not selling shareholders, are not included in the pro forma calculation.

                                                                   Shares
                                               Shares of       of Common Stock         Percent Owned
Name and Address                             Common Stock        Registered        Prior to        After
of Beneficial Owner                            Owned(1)           For Sale         Offering     Offering(2)
-----------------------------------------------------------------------------------------------------------

Dale S. and Jeanne L. May,                   1,913                1,913               *             *
JTWROS
960 Point of the Pines Drive
Colorado Springs, CO 80919

Sanders Morris Harris Inc.                   100,000(10)          100,000             *             *
600 Travis, Suite 3100
Houston, TX 77002

Riches In Resources                          22,930               7,920               *             *
1433 Oakleaf Circle
Boulder, CO 80304

C.C.R.I. Corporation                         87,000(9)            87,000              *             *
3104 E. Camelback Rd.
Suite 539
Phoenix, AZ 85016

Jason Wayne Assad                            12,500(9)            12,500              *             *
6585 Sterling Drive
Suwanee, GA 30024

Burg Simpson Eldridge Hersh Jardine P.C.     59,000               59,000              *             *
40 Inverness Dr. East
Englewood, CO  80112

Timothy and Betty Crotty                     10,000               10,000              *             *
13575 Ridge Road
Sutter Creek, CA  95685

Robert Hockert                               12,500               12,500              *             *
Petro Pacific Corporation
3212 Fitzpatrick Drive
Gillette, WY  82718

Matthew Murphy                               25,000               25,000              *             *
P.O. Box 1581
3105 E. 2nd Street
Gillette, WY  82717-1581

James and Vida Ann Roebling                  24,260               24,260              *             *
P.O. Box 71
Clearmont, WY  82835

Caydal, LLC                                  822,598(3)(4)        369,264             6.5%        6.0%
410 Marion Street
Denver, Colorado 80218

Tsunami Partners, L.P.                       520,750(5)           294,083             3.7%          1.6%
2011 Cedar Springs Rd., Apt. 506
Dallas, TX 75201



20



Beverly Karns                                106,250(3)           106,250             *             *
5424 South Geneva Way
Englewood, CO 80111

Linda Monahan & Donald                       41,875(3)            41,875              *             *
R. Cotner, JTWROS,
224 Anglers Drive South
Marathon, FL 33050

James McCaughey                              56,250(3)            56,250              *             *
3 Cueta Drive
Rancho Mirage, CA 92270

William G. Van Buren                         21,250(3)            21,250              *             *
6576 Fairview Ave.
Downers Grove, IL

McKim & Company, LLC                         19,500(6)            19,500              *             *
8400 E. Crescent Parkway
Suite 600
Greenwood Village, CO 80111

John Schlie                                  3,000(6)             3,000               *             *
2406 West Davies Ave.
Littleton, CO 80120

Frederick P. Lutz                            10,000(8)            10,000              *             *
1089 Dunbarton Chase
Atlanta, Georgia 30319

Murray B. Roark                              40,000(7)            40,000              *             *
4400 Post Oak Parkway
Suite 1720
Houston, TX 77027

Robert S. Craig                              40,000(7)            40,000              *             *
4400 Post Oak Parkway
Suite 1720
Houston, TX 77027


*    Less than 1%.

(1) Includes shares underlying warrants or options which may not have yet been exercised and are not covered by this resale prospectus.

(2) Assumes all shares registered for resale under this prospectus are sold by the selling shareholder.

(3) Includes shares issuable upon conversion of RMG stock an warrants exercisable at $4.00 per share, covered by this prospectus.

(4) Includes 421,348 shares isssuable on conversion of principal and interest on a note, and 151,250 shares on exercise of warrants. Resale of 300,000 of the note conversion shares, and 120,000 of the warrant shares, are covered by separate prospectus (SEC File No. 333-103692). Does not include 10,000 shares issuable on exercise of a warrant held by Kevin Daly, an affiliate of Caydal, LLC.

(5) Includes 234,083 shares issuable on conversion of principal and interest on a note, and 60,000 shares on exercise of warrants. Resale of 166,667 of the note conversion shares, and 60,000 of the warrant shares, are covered by separate prospectus (SEC File No. 333-103692).

(6)  Includes shares issuable on exercise of warrants at $4.0 per share.

(7)  Shares issuable on exercise of warrants at $4.30 per share.

(8)  Shares issuable on exercise of warrants at $2.00 per share.

(9) Includes shares issuable on exercise of warrants at prices from $3.75 to $5.50 per share, for the warrants held by C.C.R.I., and at $3.75 for the warrants held by Mr. Assad.

(10) Shares issuable on exercise of option at $5.00 per share.

     The shares owned or to be owned by the selling shareholders are registered under rule 415 of the general rules and regulations of the Securities and Exchange Commission, concerning delayed and continuous offers and sales of securities. In regard to the offer and sale of such shares, we have made certain undertakings in Part II of the registration statement of which this prospectus is part, by which, in general, we have committed to keep this prospectus current during any period in which the selling shareholders make offers to sell the covered securities pursuant to rule 415.

                              PLAN OF DISTRIBUTION

     The selling shareholders and any of their pledges, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

     O ordinary brokerage transactions and transaction in which the broker-dealer solicits purchasers;

     O block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     O purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     O an exchange distribution in accordance with the rules of the applicable exchange;

     O    privately negotiated transactions;

     O short sales (sales of shares not owned in hopes of a decline in market price so the seller can purchase in the market at a lower price to be able to deliver the shares sold);

     O broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

     O    a combination of any such methods of sale; and

     O    any other method permitted pursuant to applicable law.

     The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon rule 144 under the 1933 Act, provided they meet the criteria and conform to the requirements of the rule.

     The selling shareholders may also engage in short sales against the box (a short sale where the seller borrows the stock from a third party, hoping the market price will decline), puts and calls and other transactions in securities of the company or derivatives of company securities, and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling shareholders have advised the company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their his shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     We are required to pay all fees and expenses incident to the registration of resale of the shares covered by this prospectus. However, all discounts, commissions or fees incurred in connection with the sale of the shares offered hereby will be paid by the selling shareholders. The company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the 1933 Act. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the 1933 Act is against public policy, and therefore is unenforceable. See below.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Our articles of incorporation and bylaws provide that we shall indemnify directors provided that the indemnification shall not eliminate or limit the liability of a director for breach of the director's duty or loyalty to the corporation or its stockholders, or for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law.

     Wyoming law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise (for example, in connection with the sale of securities), we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Securities Act, and will be governed by the final adjudication of such issue.

                     WHERE TO FIND MORE INFORMATION ABOUT US

     We have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 under the 1933 Act with respect to the shares offered by this prospectus. This prospectus, filed as a part of the registration statement, does not contain certain information contained in part II of the registration statement or filed as exhibits to the registration statement. We refer you to the registration statement and exhibits which may be inspected and copied at the Public Reference Section of the Commission, 450 5th Street, NW, Washington, D.C. 20549, at prescribed rates; the telephone number for the Public Reference Section is 1.800.SEC.0330. The registration statement and exhibits also are available for viewing at and downloading from the EDGAR location within the Commission's internet website (http://www.sec.gov).

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     Our common stock is registered with the Commission under section 12(g) of the Securities Exchange Act of 1934 (the "1934 Act"). Under the 1934 Act, we file with the Commission periodic reports on Forms 10-K, 10-Q and 8-K, and proxy statements, and our officers and directors file reports of stock ownership on Forms 3, 4 and 5. These filings may be viewed and downloaded from the Commission's internet website (http://www.sec.gov) at the EDGAR location, and also may be inspected and copied at the Public Reference Section of the Commission, 450 5th Street, NW, Washington, D.C. 20549, at prescribed rates; the telephone number for the Public Reference Section is 1.800.SEC.0330. Information on the operation of the Public Reference Room can be obtained by calling the Commission at 1.800.SEC.0330.

     All of the information contained in the following documents filed with the Commission is incorporated by reference into this prospectus:

     o    Form 10-K for seven months ended December 31, 2002 filed April 1,
          2003;

     o Quarterly Report on Form 10-Q for the nine months ended September 30, 2003 (filed November 14, 2003);

     o Proxy Statement for June 2002 Annual Shareholders Meeting (filed April 25, 2003);

     o Forms 8-K: Restructuring of debt and investments in RMG, and concerning Phelps Dodge Corporation litigation (filed November 20, 2003; filing Notice of Cross-Appeal to the 10th Circuit Court of Appeals, appealing District Court Orders entered in July, August and September 2003 in the Nukem litigation (filed November 12, 2003); receipt of $2.9 million surplus cash released from an existing cash reclamation bond on the Ticaboo uranium property, by approval from Nuclear Regulatory Commission (filed November 5, 2003); Court Orders denying motions filed in Nukem litigation (filed September 19,

          2003); motions filed in Nukem litigation (filed August 27, 2003); sale of commercial properties in Utah (filed August 15, 2003); Court Order in favor of USE and Crested, against Nukem, Inc. (filed August 1,
          2003); transaction with Pinnacle Gas Resources, Inc. (filed July 15,
          2003), and additional information concerning the Pinnacle transaction (filed July 21, 2003); letter of intent to sell Ticaboo, Utah commercial properties (filed June 24, 2003); briefing schedule relating to motions filed and to be filed regarding the special master's accounting report on the Nukem litigation (filed May 29, 2003); receipt of the special master's accounting report (filed May 12, 2003); RMG's letter of intent on earn-in-joint venture with Gastar Exploration (filed May 12, 2003); extension of RMG's option to purchase properties, and extension of time for special master to file accounting report (filed April 9, 2003); and reporting adoption in calendar 2001 of a "shareholder rights plan" also commonly known as a "poison pill" (filed September 20, 2001); and

     o Form 8-A (filed September 20, 2001) registering the preferred stock purchase rights (in connection with the shareholder rights plan).

     The SEC file number for all of these filings is 000-06814.

     All of the information which will be contained in our future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Proxy Statements, and Reports on Form 8-K, and any other filings we make pursuant to sections 13(a), 13(c), 14 or 15(d) of the 1934 Act, all after the date of this prospectus, also are incorporated by reference into this prospectus as of the dates when such documents are filed with the Commission.

     We will provide to you copies of any or all of the information in these documents, and any exhibits to them, without charge, upon request addressed to U.S. Energy Corp., 877 North 8th West, Riverton, Wyoming 82501, attention Daniel
P. Svilar, Secretary. You also may request these documents by telephone:
1.307.856.9271. Our internet address is www.useg.com. Our 1934 Act filings are not directly available through our internet address (website), but you can access those filings through the link to Nasdaq at our internet address (website).

                                  LEGAL MATTERS

     The validity of the issuance of the shares offered has been passed upon by The Law Office of Stephen E. Rounds, Denver, Colorado.

                                     EXPERTS

     Our consolidated balance sheets as of December 31, 2002, May 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for the seven months ended December 31, 2002 and each of the two years in the period ended May 31, 2002, have been audited by Grant Thornton LLP, and are included, with the audit report from Grant Thornton LLP, in the Annual Report on Form 10-K for the seven months ended May 31, 2002 in reliance upon the authority of such firm as experts in accounting and auditing.

     Our consolidated balance sheet as of May 31, 2000 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended May 31, 2000, have been audited by Arthur Andersen LLP, and are included along with the audit report of Arthur Andersen LLP, in the Annual Report on Form 10-K for the seven months ended December 31, 2002, as amended, in reliance upon the authority of such firm as experts in giving said report. Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

                          1,138,232 SHARES COMMON STOCK

                                U.S. ENERGY CORP.


                               -------------------
                                   PROSPECTUS
                              --------------------


                            ___________________, 2003


     No dealer, salesman or other person is authorized to give any information or make any information or make any representations not contained in the prospectus with respect to the offering made hereby. This prospectus does not constitute an offer to sell any of the securities offered hereby in any jurisdiction where, or to any person to whom it is unlawful to make such an offer. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the information set forth herein or in the business of our company since the date hereof.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Estimated expenses in connection with the issuance and distribution of the securities being registered:

Securities and Exchange Commission registration fee...................$   239.81
National Association of Securities Dealers, Inc. examination fee......       n/a
Accounting ...........................................................  2,000.00
Legal fees and expenses...............................................  4,000.00
Printing .............................................................       n/a
Blue Sky fees and expenses ...........................................       n/a
Transfer agent .......................................................       n/a
Escrow agent..........................................................       n/a
Miscellaneous.........................................................       n/a

Total.................................................................$ 6,239.81

The Registrant will pay all of these expenses.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our articles of incorporation and bylaws provide that we shall indemnify directors provided that the indemnification shall not eliminate or limit the liability of a director for breach of the director's duty or loyalty to the corporation or its stockholders, or for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law.

     Wyoming law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

                                                                      SEQUENTIAL
EXHIBIT NO.    TITLE OF EXHIBIT                                        PAGE NO.
-----------    ----------------                                       ----------

3.1            USE Restated Articles of Incorporation........................[2]

3.1(a)         USE Articles of Amendment to
               Restated Articles of Incorporation............................[4]

3.1(b)         USE Articles of Amendment (Second) to
               Restated Articles of Incorporation
               (Establishing Series A Convertible Preferred Stock............[9]

3.1(c)         Articles of Amendment (Third) to
               Restated Articles of Incorporation
               (Increasing number of authorized shares).....................[14]

3.2            USE Bylaws, as amended through April 22, 1992.................[4]

4.1            Amendment to USE 1998 Incentive
               Stock Option Plan (To include Family
               Transferability of Options Under SEC Rule 16b)...............[11]

4.2            USE 1998 Incentive Stock Option Plan
               and Form of Stock Option Agreement 1/99.......................[8]

4.3            USE Restricted Stock Bonus Plan,
               as amended through 2/94.......................................[5]

4.4            Form of Stock Option Agreement, and Schedule
               Options Granted January 1, 1996...............................[6]

4.5            Form of Stock Option Agreement and Schedule,
               Options Granted January 10, 2001.............................[11]

4.6            [intentionally left blank]

4.7            USE 1996 Officers' Stock Award Program (Plan).................[7]

4.8            USE Restated 1996 Officers' Stock Award Plan and
               Amendment to USE 1990 Restricted Stock Bonus Plan.............[7]

4.9            Form of USE Warrant held by investors
               in RMG (Caydal, LL 31,250, Karns-6,250,
               Monahan/Cotner-1,875, Van Buren-1,250,
               2nd McCaughey-6,250)............................................*

4.10           [intentionally left blank]

4.11 Rights Agreement, dated as of September 19, 2001 between U.S. Energy Corp. and Computershare
               Trust Company, Inc. as Rights Agent. The Articles of Amendment to Articles of Incorporation creating the Series P Preferred Stock is included herewith as an exhibit to the Rights Agreement.
               Form of Right Certificate (as an exhibit to the Rights Agreement).

               Summary of Rights, which will be sent to all holders of
               record of the outstanding shares of Common Stock of the registrant, also included as an exhibit to the
               Rights Agreement.............................................[12]

4.12           Form of Advisor Warrant dated October 18, 2001
               and List of Holders .........................................[14]

4.13           Form of Advisor Warrant dated November 2, 2001
               and List of Holders..........................................[14]

4.14           Form of Investor Warrant dated October 18, 2001
               and List of Holders..........................................[14]

4.15           Stock Option held by R. Jerry Falkner
               dated April 11, 2001.........................................[14]

4.16           Warrant held by Riches In Resources
               dated May 14, 2001...........................................[14]

4.17           Stock Option held by R. Jerry Falkner dated
               October 11, 1999 and Amendment thereto.......................[15]

4.18           Amendment dated April 25, 2002 to
               October 11, 1999 Stock Option
               Agreement held by R.  Jerry Falkner..........................[16]

4.19           USE 2001 Incentive Stock Option Plan
               with Form of Option Agreement................................[18]

4.20           USE Schedule of Options
               Issued - 12/7/01 and 5/20/01.................................[18]

4.21           USE 2001 Officers' Stock Compensation Plan...................[18]

4.22           Intentionally left blank

4.23           Amendment dated December 10, 2002 to
               October 11, 1999 Stock Option
               Agreement held by R. Jerry Falkner...........................[20]

4.24           Form of warrant held by
               Sanders Morris Harris, Inc......................................*

4.25(a)        Form of warrant held by C.C.R.I.................................*

4.25(b)        Form of warrant held by Jason Wayne Assad.......................*

4.26           Exchange Agreement (for conversion
               of RMG shares into USE shares)..................................*

4.26(a)        Form of Amendment to Exchange Agreement
               (Caydal and McCaughey...........................................*

4.26(b)        Form of Amendment to Exchange Agreement
               (Karns, Monahan/Cotner, Van Buren)..............................*

4.27           Form of warrant held by
               McKim & Company- 19,500 and John Schlie-3,000...................*

4.28           Form of warrant held by Frederick P. Lutz.......................*

4.29           Form of option held by
               Murray Roark-40,000 and Robert Craig-40,000.....................*

4.30           Amendment to Secured Convertible Note (Caydal)..................*

4.31           Amendment to Secured Convertible Note (Tsunami)................ *

5.1            Opinion re legality and consent of counsel......................*

10.1           USECC Joint Venture Agreement - Amended as of 1/20/89.........[1]

10.2           Management Agreement with USECC...............................[3]

10.3           Contract - R. J. Falkner & Company
               dated April 11, 2001.........................................[11]

10.4           Consulting Agreement - Riches In Resources
               dated May 14, 2001...........................................[11]

10.5           Agreement for Strategic Services
               VentureRound Group LLC.......................................[14]

10.6-10.60     [intentionally left blank]

10.61          Closing Agreement - Addendum to Agreement
               for Purchase and Sale of Assets (see Exhibit 10.62)..........[11]

10.62          Agreement for Purchase and Sale of Assets
               (Rocky Mountain Gas, Inc. and Quantum Energy LLC).............[9]

10.63          Purchase and Sale Agreement
               CCBM, Inc. (subsidiary of Carrizo Oil & Gas, Inc.)
               and Rocky Mountain Gas, Inc..................................[16]

10.64          Purchase and Sale Agreement
               Bobcat Property..............................................[16]

10.65          Convertible Promissory Note and
               Security Agreement dated May 30, 2002........................[17]

10.66          Convertible Promissory Note and
               Security Agreement dated November 19, 2002...................[19]

10.67          Contribution and Subscription Agreement (to which
               RMG, Pinnacle Gas Resources and others are parties)..........[22]

16.            Concurrence Letter from Arthur Andersen LLP
               on Change of Accounting Firms................................[10]

21.1           Subsidiaries of Registrant...................................[11]

23.1           Included in Exhibit 5.1

23.2           Consent of Independent Auditors (Grant Thornton LLP)............*


*   Filed herewith

-------------

Unless otherwise indicated, the SEC File Number for each of the following documents incorporated by reference is 000-6814.

[1] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1989, filed August 29, 1989.

[2] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1990, filed September 14, 1990.

[3] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1991, filed September 13, 1991.

[4] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1992, filed September 14, 1991.

[5] Incorporated by reference from the like-numbered exhibit to the Registrant's Form S-1 registration statement, initial filing (SEC File No. 333-1689) filed June 18, 1996).

[6] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1996, filed September 13, 1996.

[7] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1997, filed September 15, 1997.

[8] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1998, filed September 14, 1998.

[9] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 2000, filed September 13, 2000.

[10] Incorporated by reference from the like-numbered exhibit to the Registrant's Form 8-K, filed February 5, 2001.

[11] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended on May 31, 2001, filed August 29, 2001, and amended on June 18, 2002 and September 25, 2002.

[12] Incorporated by reference to exhibit number 4.1 to the Registrant's Form 8-A12G filed, September 20, 2001.

[13] Incorporated by reference from the like-numbered exhibit to the Registrant's Form S-3 registration statement (SEC File No. 333-73546), filed November 16, 2001.

[14] Incorporated by reference from the like-numbered exhibit to the Registrant's Form S-3 registration statement (SEC File No. 333-75864), filed December 21, 2001.

[15] Incorporated by reference from the like-numbered exhibit to the Registrant's Form S-3 registration statement (SEC File No. 333-83040), filed February 19, 2002.

[16] Incorporated by reference from the like-numbered exhibit to the Registrant's Form S-3 registration statement, amendment no. 1 (SEC File No. 333-83040), filed May 17, 2002.

[17] Incorporated by reference from the like-numbered exhibit to the Registrant's Form 8-K, filed June 6, 2002.

[18] Incorporated by reference from the like-numbered exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 2002, filed September 13, 2002.

[19] Incorporated by reference from the like-numbered exhibit to the Registrant's Form 8-K, filed December 9, 2002.

[20] Incorporated by reference from the like-numbered exhibit to the Registrant's Form S-3 registration statement, amendment no. 4 (SEC File No. 333-83040), filed March 3, 2003.

[21] Incorporated by reference from the like-numbered exhibit to the Registrant's Form S-3 registration statement, amendment no. 1 (SEC File No. 333-88584), filed March 10, 2003.

[22] Incorporated by reference from the exhibit filed with th Registrants' Form 8-K, filed July 15, 2003



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ITEM 17.  UNDERTAKINGS.

     (a) RULE 415 OFFERING.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or in the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply to this registration statement if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) FILING INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

     The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act , each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.




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     (h) RELATIVE TO REQUEST FOR ACCELERATION OF EFFECTIVE DATE.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.




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                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Riverton, state of Wyoming on December 2, 2003.


                                        U.S. ENERGY CORP. (Registrant)



Date: December 2, 2003            By:    /s/  John L. Larsen
                                        ----------------------------------------
                                        John L. Larsen, Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement on Form S-3 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Date: December 2, 2003            By:    /s/  John L. Larsen
                                        ----------------------------------------
                                        John L. Larsen, Director


Date: December 2, 2003            By:    /s/  Keith G. Larsen
                                        ----------------------------------------
                                        Keith G. Larsen, Director


Date: December 2, 2003            By:    /s/  Harold F. Herron
                                        ----------------------------------------
                                        Harold F. Herron, Director


Date: December 2, 2003            By:    /s/  Nick Bebout
                                        ----------------------------------------
                                        Nick Bebout, Director

Date: December __, 2003           By:
                                        ----------------------------------------
                                        Don C. Anderson, Director

Date: December 2, 2003            By:    /s/  H. Russell Fraser
                                        ----------------------------------------
                                        H. Russell Fraser, Director


Date: December 2, 2003            By:    /s/  Michael Anderson
                                        ----------------------------------------
                                        Michael Anderson, Director


Date: December 2, 2003            By:    /s/  Robert Scott Lorimer
                                        ----------------------------------------
                                        Robert Scott Lorimer,
                                        Principal Financial Officer/
                                        Chief Accounting Officer






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